Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cartesian Therapeutics, Inc. Amended and Restated 2016 Incentive Award Plan and Cartesian Therapeutics, Inc. Amended and Restated 2018 Employment Inducement Incentive Award Plan of our reports dated March 7, 2024, with respect to the consolidated financial statements of Cartesian Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Cartesian Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 7, 2024